                              ACCOUNTANTS' CONSENT




The Board of Directors
Gulf West Banks, Inc.
St. Petersburg, Florida:

We consent to the use of our report dated January 16, 1998 relating to the consolidated balance sheets as of December 31, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 of Gulf West Banks, Inc., in the Annual Report for 1997 on Form 10-K of Gulf West Banks, Inc.



/s/ HACKER, JOHNSON, COHEN & GRIEB PA
HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
February 3, 1998